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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                     FORM 15


          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
          UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                            Commission File Number   0-22068
                                                                  --------------


                LEVEL ONE COMMUNICATIONS, INCORPORATED
--------------------------------------------------------------------------------
        (Exact name of registrant as specified in its charter)


     9750 GOETHE ROAD, SACRAMENTO, CALIFORNIA 95827 (916) 855-5000
--------------------------------------------------------------------------------
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                     COMMON STOCK, $.001 PAR VALUE
--------------------------------------------------------------------------------
       (Title of each class of securities covered by this Form)

4% Convertible Subordinated Notes due 2004 (Reporting to be satisfied by filing of reports with respect to Intel Corporation pursuant to Topic 1-G of Staff
                          Accounting Bulletin No. 53)
--------------------------------------------------------------------------------
          (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)
--------------------------------------------------------------------------------

        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the to file reports:

          Rule 12g-4(a)(1)(i)   [X]               Rule 12h-3(b)(1)(i)   [X]
          Rule 12g-4(a)(1)(ii)  [ ]               Rule 12h-3(b)(l)(ii)  [ ]
          Rule 12g-4(a)(2)(i)   [ ]               Rule 12h-3(b)(2)(i)   [ ]
          Rule 12g-4(a)(2)(ii)  [ ]               Rule 12h-3(b)(2)(ii)  [ ]
                                                  Rule 15d-6            [ ]

Approximate number of holders of record as of record as of the certification or
notice date:                                                     1
                                                                 ---------------


        Pursuant to the requirements of the Securities Exchange Act of 1934, Level One Communications, Incorporated has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:   August 10, 1999                By:   /s/ Cary I. Klafter
                                             -----------------------------------
                                             Name:  Cary I. Klafter
                                             Title: Vice President of Level One
                                                    Communications, Incorporated

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.